Exhibit 3.1
The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization
(General Laws Chapter I56D, Section 10.07; 950 CMR 113.35)
(1) Exact name of corporation: Analog Devices, Inc.
(2) Registered office address: One Analog Way, Wilmington, MA, 01887
(number, street, city or town, state, zip code)
(3) Date adopted: March 12, 2025
(month, day, year)
(4) Approved by:
     (check appropriate box)

☐	the directors without shareholder approval and shareholder approval was not required;
OR
☒	the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.
(5) The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*
ARTICLE I
The exact name of the corporation is:
Analog Devices, Inc.
ARTICLE II
Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**
See Attachment 2.

* Changes to Article VIII must be made by filing a statement of change of supplemental information form.
** Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.

ARTICLE III
State the total number of shares and par value,* if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	1,200,000,000	$0.16 2/3
		Preferred	471,934	$1.00
ARTICLE IV
Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.
See Attachment 4.

ARTICLE V
The restrictions, if any, imposed by the articles of organization upon the transfer of shares of any class or series of stock are:
None.

ARTICLE VI
Other lawful provisions, and if there are no such provisions, this article may be left blank.
See Attachment 6.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.
*G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

ARTICLE VII
The effective date of this restated articles of organization of the corporation is the date and time the articles were received for filing if the articles were not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.
Specify the number(s) of the article(s) being amended: VI

Signed by:	/s/ Janene Asgeirsson
Janene Asgeirsson
(signature of authorized individual)
☐ Chairman of the board of directors,
☐ President,
☒ Other officer,
☐ Court-appointed fiduciary,
on this 13th day of March, 2025.

ATTACHMENT 2
Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

To manufacture, produce, assemble, fabricate, import, lease, purchase or otherwise acquire; to invest in, own, hold, use, license the use of, install, handle, maintain, service or repair; to sell, pledge, mortgage, exchange, export, distribute, lease, assign and otherwise dispose of, and generally to trade and deal in and with, any principal or agent, at wholesale, retail, on commission or otherwise, electronic systems, equipment and components, and electrical and electro-mechanical apparatus and equipment of all kinds and descriptions, electronics, telecommunications, communications and similar equipment of all descriptions, supplies, parts, equipment, apparatus, machinery improvements, appliances, tools, and goods, wares, merchandise, commodities, articles of commerce and property of every kind and description, and any and all products, machinery, equipment and supplies used or useful in connection therewith; and

To have and to exercise, without limitation, all of the powers granted by Massachusetts law to business corporation, including those powers set forth in section 9 of G.L., CH. 156B, and in any amendment thereof or addition thereto.

** Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.

ATTACHMENT 4
Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

RIGHTS, PREFERENCES, LIMITATIONS AND RESTRICTIONS ON CAPITAL STOCK.
The following is a statement of the designations and the powers, preferences and rights and the qualifications, limitations or restrictions thereof, in respect of the authorized capital stock of the corporation.
A. ISSUANCE IN SERIES.
The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as to the relative rights and preferences referred to in paragraph B below, in respect of any or all of which there may be variations between different series, all shares of Preferred Stock shall be identical. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.
B. AUTHORITY TO ESTABLISH VARIATIONS BETWEEN SERIES.
The Board of Directors is expressly authorized, subject to the limitations prescribed by law and the provisions of these Articles of Organization, to provide by adopting a vote or votes, a certificate of which shall be filed in accordance with the Business Corporation Law of the Commonwealth of Massachusetts, for the issue of the Preferred Stock in one or more series, each with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be stated in the vote or votes creating such series. The authority of the Board of Directors with respect to each such series shall include without limitation of the foregoing the right to determine and fix:
(1) The distinctive designation of such series and the number of shares to constitute such series;
(2) The rate at which dividends on the shares of such series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative, and whether the shares of such series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so on what terms;
(3) The right, if any, of the corporation to redeem shares of the particular series and, if redeemable, the price, terms and manner of such redemption;
(4) The special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such series shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;
(5) The terms and conditions, if any, upon which shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;
(6) The obligation, if any, of the corporation to retire or purchase shares of such series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;
(7) Voting rights, if any, provided that the shares of all series with voting rights shall not have more than one vote per share;
(8) Limitations, if any, on the issuance of additional shares of such series or any shares of any other series of Preferred Stock; and

(9) Such other preferences or restrictions or qualifications thereof as the Board of Directors may deem advisable and are note inconsistent with law and the provisions of these Articles.
C. STATEMENT OF LIMITATIONS, RELATIVE RIGHTS AND POWERS IN RESPECT OF SHARES OF COMMON STOCK.
(1) After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of paragraph B above) shall have been met and after the corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of said paragraph B), then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.
(2) After distribution in full of the preferential amount (fixed in accordance with the provisions of said paragraph B) to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of this corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of this corporation, tangible and intangible, of whatever kind available for distribution to the stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.
(3) Except as may otherwise be required by law or the provisions of these Articles, or by the Board of Directors pursuant to authority granted in these Articles, each holder of Common Stock shall have one vote in respect of each share of stock held by him in all matters voted upon by the stockholders.
D. DENIAL OF PREEMPTIVE RIGHTS.
No holder of shares of the Common Stock or of the Preferred Stock shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the corporation, or of securities convertible into stock of any class, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of dividend.

ATTACHMENT 6
Other lawful provisions, and if there are no such provisions, this article may be left blank.
6A. INDEMNIFICATION
Section 1. ACTIONS, SUITS AND PROCEEDINGS. Except as otherwise provided below, the Corporation shall, to the fullest extent authorized by Chapter 156B of the Massachusetts General Laws, as the same exists or may hereafter be amended (in the case of any such amendment, only to the extent that such amendment either (i) permits the Corporation to provide broader indemnification rights than such laws permitted prior to such amendment or (ii) prohibits or limits any of the indemnification rights previously set forth in such laws), indemnify each person who is, or shall have been, a director or officer of the Corporation or who is or was a director or employee of the Corporation and is serving, or shall have served, at the request of the Corporation, as a director or officer of another organization or in any capacity with respect to any employee benefit plan of the Corporation, against all liabilities and expenses (including judgments, fines, penalties, amounts paid or to be paid in settlement, and reasonable attorneys’ fees) imposed upon or incurred by any such person (the “Indemnitee”) in connection with, or arising out of, the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be a defendant or with which he may be threatened or otherwise involved, directly or indirectly, by reason of his being or having been such a director or officer or as a result of his serving or having served with respect to any such employee benefit plan; PROVIDED, HOWEVER, that the Corporation shall provide no indemnification with respect to any matter as to which any such Indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was (i) in the best interests of the Corporation or (ii) to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.
Section 2. SETTLEMENTS. The right to indemnification conferred in this Article shall include the right to be paid by the Corporation for liabilities and expenses incurred in connection with the settlement or compromise of any such action, suit or proceeding, pursuant to a consent decree or otherwise, unless a determination is made, within 45 days after receipt by the Corporation of a written request by the Indemnitee for indemnification, that such settlement or compromise is not in the best interests of the Corporation or, to the extent such matter relates to service with respect to an employee benefit plan, that such settlement or compromise is not in the best interests of the participants or beneficiaries of such plan. Any such determination shall be made (i) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of disinterested directors, or (ii) if such quorum is not obtainable, by a majority of the disinterested directors of the Corporation then in office. Notwithstanding the foregoing, if there are less than two disinterested directors then in office, the Board of Directors shall promptly direct that independent legal counsel (who may be regular legal counsel to the Corporation) determine, based on facts known to such counsel at such time, whether such Indemnitee acted in good faith in the reasonable belief that his action was in the best interests of the Corporation or the participants or beneficiaries of any such employee benefit plan, as the case may be; and, in such event, indemnification shall be made to such Indemnitee unless, within 45 days after receipt by the Corporation of the request by such Indemnitee for indemnification, such independent legal counsel in a written opinion to the Corporation determines that such Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the Corporation or the participants or beneficiaries of any such employee benefit plan, as the case may be.
Section 3. NOTIFICATION AND DEFENSE OF CLAIM. As a condition precedent to his right to be indemnified, the Indemnitee must give to the Corporation notice in writing as soon as practicable of any action, suit or proceeding involving him for which indemnity will or could be sought. With respect to any action, suit or proceeding of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to such Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to such Indemnitee for any legal or other expenses subsequently incurred by such Indemnitee in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases, the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled to assume the defense of any claim brought by or on behalf of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in (ii) above.
Section 4. ADVANCE OF EXPENSES. Subject to Section 3 above, the right to indemnification conferred in this Article shall include the right to be paid by the Corporation for expenses (including reasonable attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding in advance of its final disposition, subject to receipt of an undertaking by the Indemnitee to repay such payment if it is ultimately determined that the Indemnitee is not entitled to indemnification under this Article. Such undertaking may be accepted without reference to the financial ability of such Indemnitee to make such repayment. Notwithstanding the foregoing, no advance shall be made by the Corporation under this Section 4 if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of disinterested directors or, if such quorum is not obtainable, by a majority of the disinterested directors of the Corporation then in office or, if there are not at least two disinterested directors then in office, by independent legal counsel (who may be regular legal counsel to the Corporation) in a written opinion that, based on facts known to the Board or counsel at such time, such Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the Corporation or the participants or beneficiaries of an employee benefit plan of the Corporation, as the case may be.
Section 5. PARTIAL INDEMNITY. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the liabilities or expenses imposed upon or incurred by such Indemnitee in the investigation, defense, appeal or settlement of any action, suit or proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such liabilities or expenses to which such Indemnitee is entitled.
Section 6. RIGHTS NOT EXCLUSIVE. The right to indemnification and the payment of expenses incurred in defending any action, suit or proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Organization, By-Laws, agreement, vote of stockholders or directors or otherwise. Without limiting the generality of the foregoing, the Corporation, acting through its Board of Directors, may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification rights equivalent to or greater than the indemnification rights set forth in this Article.
Section 7. INSURANCE. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another organization or employee benefit plan against any expense or liability incurred by him in any such capacity, or arising out of the status as such, whether or not the Corporation would have the power to indemnify such person against such expense or liability under Chapter 156B of the Massachusetts General laws.
Section 8. INSURANCE OFFSET. The Corporation’s obligation to provide indemnification under this Article shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person.
Section 9. AMENDMENT. Without the consent of a person entitled to the indemnification and other rights provided in this Article (unless otherwise required by Chapter 156B of the Massachusetts General Laws), no amendment modifying or terminating such rights shall adversely affect such person’s rights under this Article with respect to the period prior to such Amendment.
Section 10. MERGERS, ETC. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, or if substantially all of the assets of the Corporation are acquired by any other corporation, or in the event of any other similar reorganization involving the Corporation, the Board of Directors of the Corporation or the board of directors of any corporation assuming the obligations of the Corporation shall assume the obligations of the Corporation under this Article, through the date of such merger, consolidation, sale or reorganization, with respect to each person who is entitled to indemnification rights under this Article as of such date.
Section 11. SAVINGS CLAUSE. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any liabilities and expenses with respect to any action, suit or proceeding to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.
Section 12. DEFINITIONS. As used in this Article, the term “director”, “officer” and “person” include their respective heirs, executors, administrators, and legal representatives, and an “interested” director is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds is then pending.
6B. STOCKHOLDERS’ MEETINGS
Meetings of Stockholders of the Corporation may be held anywhere in the United States.
6C. AMENDMENT OF BY-LAWS
The power to make, amend or repeal by-laws shall be in the Stockholders, provided, however, that the by-laws may provide that the directors may make, amend or repeal the by-laws in whole or in part, except with respect to any provisions thereof which according to law, the Articles of Organization or by-laws requires action by the Stockholders.
6D. AMENDMENT OF ARTICLES OF ORGANIZATION
Stockholder approval of an amendment of the articles of organization shall require the affirmative vote of the holders of a majority of the shares of each class of capital stock at the time outstanding and entitled to vote on such matter. This provision is not intended to, and shall not, create a requirement to obtain Stockholder approval for any amendments that do not otherwise require Stockholder approval under Chapter 156B of the Massachusetts General Laws.
6E. LIMITATION OF DIRECTOR LIABILITY
To the fullest extent permitted by Chapter 156B of the Massachusetts General Laws, as it may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.
6F. STOCKHOLDER APPROVAL OF MERGER, SHARE EXCHANGE, VOLUNTARY DISSOLUTION, PLAN OF DOMESTICATION OR CONVERSION
Stockholder approval for the following actions shall require the affirmative vote of the holders of a majority of the shares of each class of capital stock at the time outstanding and entitled to vote on such matter: (i) the sale, lease, exchange, or other disposal of all or substantially all of the Corporation’s property, (ii) a merger or consolidation of the Corporation with or into any other entity; (iii) a share exchange with any other entity; (iv) the voluntary dissolution of the Corporation; or (v) any plan of domestication or conversion. Any such action shall also require approval by the Board of Directors. This provision is not intended to, and shall not, create a requirement to obtain Stockholder approval for matters that do not otherwise require Stockholder approval under Chapter 156B of the Massachusetts General Laws